UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Bassett Furniture Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BASSETT FURNITURE INDUSTRIES, INCORPORATED

Bassett, Virginia

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 12, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company”), will be held at the Company’s headquarters in Bassett, Virginia, on Wednesday, March 12, 2014, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of ten Directors.

2.	A proposal to ratify the selection of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending November 29, 2014.

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers.

4.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on January 23, 2014 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT TO US. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE ACT PROMPTLY TO VOTE YOUR SHARES BY RETURNING THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert H. Spilman, Jr.
Chief Executive Officer and President

Bassett, Virginia

February 10, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 12, 2014

The Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders and the Annual Report for the fiscal year ended November 30, 2013 are available at http://investors.bassettfurniture.com

BASSETT FURNITURE INDUSTRIES, INCORPORATED

3525 Fairystone Park Highway, Bassett, Virginia 24055

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company” or “Bassett”) to be held at the Company’s headquarters in Bassett, Virginia, at 10:00 a.m., local time, on Wednesday, March 12, 2014. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about February 10, 2014.

The Company’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, or other means for no additional compensation. Brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, will be asked to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

Any shareholder of record may revoke his or her proxy before it is exercised by (1) sending written notice to Jay R. Hervey, Vice President, Secretary and General Counsel, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055, (2) timely delivering a valid, later-dated proxy or (3) by attending the meeting and electing to vote in person. Any beneficial owner of common stock may revoke his or her proxy before it is exercised by contacting his or her bank, broker or other shareholder of record and submitting revised voting instructions. Proxies received by the Company that are in proper form will be voted as set forth on the proxy at the meeting or any adjournment of the meeting. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock, par value $5.00 per share, of the Company (the “common stock”) held by them of record at the close of business on January 23, 2014, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of shares of common stock of the Company outstanding on January 23, 2014, was 10,867,799. Voting on all matters, including the election of Directors, may be by written ballot, voice vote or show of hands.

Presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If a quorum is present, Directors will be elected by a plurality of the votes cast. Action on Proposals 2 and 3 will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Principal Stockholders and Holdings of Management

The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company as of January 23, 2014. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of common stock outstanding

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	952,112 (1)	8.8%

Donald Smith & Co., Inc. and related person 152 West 57th Street New York, NY 10019	830,028 (2)	7.6%

Aegis Financial Corporation and related person 1100 North Glebe Road Suite 1040 Arlington, VA 22201	611,059 (3)	5.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	912,380 (4)	8.4%

(1)

Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment adviser or manager. Dimensional has sole dispositive power with respect to all of these shares and sole voting power with respect to 930,219 of these shares, or 8.6% of the common stock outstanding. Dimensional disclaims beneficial ownership of all such shares. The information provided is based upon a Schedule 13G/A dated February 8, 2013 by Dimensional.

(2)

Donald Smith & Co., Inc. (“Smith”), a registered investment adviser, has sole voting power with respect to 753,285, of these shares, or 6.9% of the common stock outstanding, and sole investment power with respect to all of these shares, which are owned by its advisory clients. Donald Smith Long/Short Equities Fund, L.P. (the “Fund”) has sole voting power with respect to 3,401 of these shares, or 0.03% of the common stock outstanding, and sole investment power with respect to all of these shares. The information provided is based upon a Schedule 13G dated February 11, 2013, which is a joint filing by Smith and the Fund.

(3)

Aegis Financial Corporation (“Aegis”), a registered investment adviser, has shared investment and voting power with respect to 595,352 of these shares, or 5.5% of the common stock outstanding. Scott L. Barbee (“Barbee”), managing director of Aegis, has shared investment and voting power with respect to 595,352 of these shares, or 5.5% of the common stock outstanding, and sole investment and voting power with respect to 15,707 of these shares, or 0.1% of the common stock outstanding. The information provided is based upon a Schedule 13G/A dated February 14, 2013, which is a joint filing by Aegis and Barbee.

(4)

Blackrock, Inc. (“Blackrock”) has sole voting power with respect to 899,104 of these shares, or 8.3% of the common stock outstanding, and sole investment power with respect to all of these shares. Blackrock reports that one of its subsidiaries, Blackrock Institutional Trust Company, N.A., is the beneficial owner of certain of these shares representing more than 5% of the common stock outstanding. The information provided is based upon a Schedule 13G/A dated January 17, 2014 by Blackrock.

The following information with respect to beneficial ownership, as of January 23, 2014, of shares of common stock is furnished with respect to (i) each nominee for Director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement and (iii) all current Directors and executive officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of common stock outstanding
Peter W. Brown, M.D.	17,329	*

Kristina Cashman	14,707	*

Paul Fulton	48,128	*

Howard H. Haworth	20,329	*

George W. Henderson, III	18,329	*

J. Walter McDowell	3,653	*

Dale C. Pond	20,051	*

Robert H. Spilman, Jr.	256,678 [1,2]	2.4%

William C. Wampler, Jr.	17,329	*

William C. Warden, Jr.	18,329	*

Jason W. Camp	187,600 [1]	1.7%

Bruce R. Cohenour	24,800 [1]	*

John E. Bassett III	63,677 [1,3]	*

J. Michael Daniel	41,554 [1]	*

Mark S. Jordan	58,100 [1]	*

Directors and executive officers as a group (16 persons)	837,823 [2,3,4]	7.7%

*	Less than 1% of the outstanding common stock.

(1)

Includes shares subject to options that are currently exercisable or exercisable within 60 days as follows: Mr. Spilman: 76,000; Mr. Camp: 170,000; Mr. Bassett: 30,500; Mr. Cohenour 4,000; Mr. Daniel: 7,500; and Mr. Jordan: 40,500.

(2)	Includes 17,217 shares held by Mr. Spilman’s wife, and 13,947 shares held in trust of which Mr. Spilman is beneficiary.

(3)	Includes 79 shares held by Mr. Bassett’s wife.

(4)	Includes 341,000 shares subject to options held by Directors and executive officers that are currently exercisable or that are exercisable within 60 days.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, ten Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the ten nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the ten nominees including such substitutes as shall be designated by the Board of Directors.

The ten nominees for election as Directors are listed below. All of the nominees are currently members of the Board of Directors. All were elected to their current terms, which expire in 2014, at the Annual Meeting of Stockholders held on March 6, 2013. The information set forth below includes, with respect to each nominee for election as Director, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a Director of the Company, directorships held by each at other public companies during the past five years and the specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director. In addition, our Board believes that each individual below has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom, personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties.

Name and director since	Age	Occupation during past five years, directorships and qualifications

Peter W. Brown, M.D. 1993	71

Partner, Virginia Surgical Associates (general surgery), since 1978. Director, Dominion Resources, Inc.

As an owner of a successful medical practice for many years, Dr. Brown has developed sound business acumen and provides the Board with additional perspectives on a broad range of business matters.

Kristina Cashman 2007	47

President of Guy and Larry Restaurants, Inc. since 2012; Chief Financial Officer of Eddie V’s Restaurants, Inc. from 2006 through 2011; Chief Financial Officer and Secretary of P.F. Chang’s China Bistro, Inc. from 2001 to 2006; Controller of P.F. Chang’s China Bistro, Inc. from 1996 to 2001.

As a chief financial officer of two restaurant chains and president of a third restaurant chain over the last 13 years, one of which being a public company, and as an audit manager with Ernst & Young LLP prior to her employment at P.F. Chang’s, Ms. Cashman brings financial and accounting experience to the Board and its Audit Committee.

Paul Fulton 1993	79

Chairman of the Board of the Company since 1997; Chief Executive Officer of the Company from 1997 to 2000; Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill from 1994 to 1997; President of Sara Lee Corporation from 1988 to 1993. Director, Carter’s, Inc.

Mr. Fulton is well qualified to serve as a member of the Board of Directors due to his leadership experience with the Company and other public companies and his extensive knowledge of the home furnishings and other industries.

Howard H. Haworth 1997	79

Retired. Chief Executive Officer from 1973 to 1985 and Chairman and Chief Executive Officer from 1983 to 1985 of Drexel Heritage Home Furnishings; Chairman Emeritus, North Carolina State Board of Education since 1995; Secretary of Commerce of the State of North Carolina from 1985 to 1987.

Mr. Haworth has many years of experience in furniture manufacturing and retail, including leadership experience as a chief executive officer.

George W. Henderson, III 2004	65

Private Investor, Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products) 1995 to 2003. Director, Lincoln National Corporation.

Mr. Henderson’s experience as the chief executive officer of a major textile manufacturer provides the Board with both leadership skills and an in depth understanding of an industry that has experienced similar challenges as the furniture industry due to increasing foreign competition and outsourcing of manufacturing operations.

J. Walter McDowell 2011	63

Private Investor; Business Consultant. Chief Executive Officer, Carolinas/Virginia Banking – Wachovia Corporation from 2005 to 2007.

Mr. McDowell’s more than 35 years of experience at Wachovia and later in financial and business consulting provides valuable perspectives into the protection and deployment of the Company’s balance sheet and into its banking relationships.

Dale C. Pond 2002	67

Private Investor. Senior Executive Vice President, Merchandising/Marketing, Lowe’s Companies, Inc. (home improvement retailer) from 1998 to 2005. Director, Family Dollar Stores, Inc., and former director of Scripps Networks Interactive, Inc. from 2008 to 2012.

Mr. Pond’s experience in retail merchandising and marketing provides valuable insights into the Company’s growing retail operations. In addition, he has years of experience serving on the boards of other public companies, including service on the compensation committee.

Robert H. Spilman, Jr. 1997	57

President and Chief Executive Officer of the Company since 2000; President and Chief Operating Officer of the Company since 1997. Director, Dominion Resources, Inc., and former director of Harris Teeter Supermarkets, Inc. from 2002-2014.

Mr. Spilman’s 30 year career at the Company, including 14 years as Chief Executive Officer, gives him an in-depth knowledge of the Company and the furniture industry.

William C. Wampler, Jr. 2004	54

Executive Director, New College Institute since 2012; Former Member of the Senate of the Commonwealth of Virginia from 1988 to 2012; Retired Colonel, U.S. Army Reserve; Managing Member of Wampler Consulting Group, LLC since 1998.

As a former member of the Senate of Virginia and being the former ranking member of the Finance Committee for his party, Mr. Wampler brings to the Board over 24 years of experience in leadership, developing consensus and balancing budgets.

William C. Warden, Jr. 2004	61

Private Investor. Executive Vice President, Lowe’s Companies, Inc. from 1996 to 2003. Former director of Harris Teeter Supermarkets, Inc. from 2008 to 2014.

Through his senior management experience at a national retail chain, Mr. Warden brings to the Board expertise in real estate, legal and administrative matters that are particularly relevant to the Company’s growing retail operations.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our Board of Directors currently consists of ten directors. The Board of Directors has determined that each of Dr. Brown, Ms. Cashman, the Hon. Sen. Wampler and Messrs. Haworth, Henderson, McDowell, Pond and Warden are independent, as defined by The NASDAQ Stock Market (“NASDAQ”).

The Board of Directors met five times during the 2013 fiscal year. Each Director attended at least 77% of the meetings of the Board of Directors and committees on which such Director served. It is the policy of the Company that Directors should attend annual meetings of stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting, and all Directors attended last year’s annual meeting.

The Board of Directors currently has two standing committees: an Audit Committee and an Organization, Compensation and Nominating Committee. The charters for each of these committees are available on the Company’s website at www.bassettfurniture.com.

Audit Committee: The Audit Committee is composed of Messrs. Warden, Haworth, Henderson and Ms. Cashman. Among other things, the Audit Committee engages or dismisses independent auditors; approves all audit, audit-related and other auditor fees and services; reviews, evaluates and monitors the performance of audit activities; reviews periodic financial filings; and reviews internal audit activities. The Board of Directors has determined that each member of the Audit Committee meets the current independence and experience requirements contained in the listing standards of NASDAQ. The Board of Directors has also determined that Mr. Henderson is an “audit committee financial expert” as defined in the regulations promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002. The Audit Committee met eight times during the 2013 fiscal year.

Organization, Compensation and Nominating Committee: The Organization, Compensation and Nominating Committee is composed of Dr. Brown, Messrs. Pond and McDowell and the Hon. Sen. Wampler. The Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace; reviews the individual performance of each Director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board; and recommends a slate of Directors for nomination to the Board. The Organization, Compensation and Nominating Committee met four times during the 2013 fiscal year.

Board Leadership Structure and Board’s Role in Risk Oversight. Our Chairman of the Board, Paul Fulton, retired as our Chief Executive Officer in 2000. As a former CEO of the Company, Mr. Fulton brings to the chairmanship extensive experience in the industry generally and the Company’s business in particular. We believe this background enhances the role of the Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of such plans. For the above reasons, we believe the current leadership structure of the Board is appropriate for our Company.

Our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other senior management at regular Board meetings to discuss strategy and risks facing the Company. Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management and the independent auditor significant business, financial and legal risk exposures and the steps management has taken to monitor and control such exposure. The Organization, Compensation and Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, board organization, membership and structure, corporate governance and succession planning for our Directors and senior management. While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Director Compensation

The Organization, Compensation and Nominating Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Organization, Compensation and Nominating Committee and approved by the Board of Directors.

Directors who are not employees of the Company receive an annual retainer fee of $20,000 and a fee of $1,000 per committee and $2,000 per board meeting attended. Chairpersons of the Board of Directors’ standing committees receive an additional fee of $1,000 per regular Board meeting. The chairperson of the Audit Committee receives an additional annual retainer fee of $10,000 and the chairperson of the Organization, Compensation and Nominating Committee receives an additional annual retainer fee of $5,000. Under the 2010 Stock Incentive Plan, each non-employee director receives an annual grant of restricted stock on the first business day of the month following the Annual Meeting of Stockholders equal to $20,000 divided by the fair market value of the common stock. Mr. Paul Fulton typically receives a restricted stock grant in the same amount as the award to non-employee Directors as his compensation for serving as non-executive Chairman. Otherwise, Directors who are also employees of the Company receive no additional compensation for serving as Directors.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash (1) ($)	Stock awards (2) ($)	Total ($)
Peter W. Brown, M.D.	34,000	20,000	54,000

Paul Fulton	-	20,000	20,000

Howard H. Haworth	34,000	20,000	54,000

George W. Henderson, III	34,000	20,000	54,000

Kristina Cashman	37,000	20,000	57,000

J. Walter McDowell	34,000	20,000	54,000

Dale C. Pond	41,000	20,000	61,000

William C. Wampler, Jr.	38,500	20,000	58,500

William C. Warden, Jr.	51,000	20,000	71,000

(1)	Includes annual retainer fee, committee chairperson fees and Board/committee meeting fees.
(2)

Under the 2010 Stock Incentive Plan, each of the Company’s Directors listed above received an award of 1,255 shares of restricted stock on April 1, 2013. These shares had a grant date fair value of $15.94 per share and will vest on April 1, 2014, and each grantee agrees not to sell the shares until 90 days after the grantee ceases to be a Director.

Policies and Procedures Governing Director Nominations

The Organization, Compensation and Nominating Committee evaluates candidates taking into account their individual skills and characteristics relative to the skills and characteristics of the current Board as a whole. Factors considered include diversity, age and such skills (e.g., an understanding of appropriate technologies, work experience relevant to the Company’s businesses, and decision-making ability) as are suited to the Company’s and the Board’s needs at the time. Although the Company has no diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition.

Two members of the Organization, Compensation and Nominating Committee are selected each year to identify, screen, interview and submit Director candidates to the Organization, Compensation and Nominating Committee. Prospective candidates are typically identified by current non-management or former members of the Board. This process begins after an annual assessment and report by the Organization, Compensation and Nominating Committee to the full Board.

The Organization, Compensation and Nominating Committee will consider Director candidates recommended by stockholders. A stockholder requesting that a recommendation be reviewed by the Organization, Compensation and Nominating Committee should submit such information as the stockholder deems pertinent for service on the Board, such as age, experience and skills, and any other information required to be disclosed in a proxy statement regarding the prospect. This information must be accompanied by the prospective candidate’s written consent to serve on the Board of Directors if nominated and elected. This information should be received by the Secretary of the Company at P.O. Box 626, Bassett, Virginia 24055, by December 12, 2014.

Interested Party Communications with the Board of Directors

Interested parties, including security holders, may send communications to the Board of Directors by mailing the same addressed to the Board of Directors (or addressed to a specific individual Director), Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055. The Board of Directors, including a majority of the independent directors, has adopted a procedure for receiving and addressing such communications.

Code of Business Conduct

Bassett maintains a Code of Business Conduct (the “Code”), which is administered by the Audit Committee and is applicable to all of the Company’s employees, officers and Directors. The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with its commitment to applying high ethical standards to its business practice. Any waiver of the Code for executive officers or Directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including a process for making such reports anonymously.

The Code was adopted by the Board of Directors and is reviewed periodically by the Board of Directors. The Code is available for review on the Company’s website, www.bassettfurniture.com, and the Company will post any amendments to, or waivers for executive officers from, the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055.

Other Transactions

The Company recognizes that transactions between Bassett and related persons present a potential for actual or perceived conflicts of interest. The Company’s general policies with respect to such transactions are included in its Code. As a supplement to the Code, the Audit Committee has adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a “related person” has a material interest. Related persons include Directors, Director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or a beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Organization, Compensation and Nominating Committee.

The Company collects information about potential related party transactions in its annual questionnaires completed by Directors and officers. Potential related party transactions are first reviewed and assessed by our General Counsel to consider the materiality of the transactions and then reported to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of the Company and its stockholders and in compliance with the Code. No such transactions were approved or ratified during fiscal 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from the Company’s Directors and executive officers that no other reports were required, during the fiscal year ended November 30, 2013, all Section 16(a) filing requirements applicable to its Directors, executive officers and greater than 10% beneficial stockholders were complied with.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four Directors and operates under a written charter adopted by the Board of Directors and annually reassessed and updated, as needed, in accordance with applicable rules of the SEC and NASDAQ. Each of the members of the Audit Committee is independent, as defined by NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and issuing their report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required of auditors to be discussed by auditing standards generally accepted in the United States, including the matters required to be discussed by Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013 filed with the Securities and Exchange Commission on or about January 23, 2014. The Audit Committee also recommends that the shareholders ratify the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 29, 2014.

Audit Committee:
William C. Warden, Jr., Chairman Howard H. Haworth George W. Henderson, III Kristina Cashman

Organization, Compensation and Nominating Committee Report

As detailed in its charter, the Organization, Compensation and Nominating Committee of the Board oversees the Company’s executive compensation program on behalf of the Board. In the performance of this function, the Organization, Compensation and Nominating Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement. Based on this review and discussion, the Organization, Compensation and Nominating Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013 and this proxy statement.

Organization, Compensation and Nominating Committee:

William C. Wampler, Jr., Chairman Peter W. Brown J. Walter McDowell Dale C. Pond

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation paid to our executive officers as well as the objectives and material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Organization, Compensation and Nominating Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we” and “our” refer to Bassett Furniture Industries, Incorporated. When we refer to the “named executives” we are referring to the six individuals listed in the Summary Compensation Table appearing later in this proxy statement.

The Committee has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the Directors who comprise the Committee have developed executive compensation policies that are consistent with, and directly linked to, the Company’s business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the company – to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

●	Attract and retain talented and experienced executives in our industry;

●	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

●	Align the interests of our executives and stockholders, by encouraging executives to increase stockholder value and rewarding executives when stockholder value increases; and

●	Motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and incentive bonuses and long-term compensation in the form of equity incentives to provide a total compensation structure that is designed to encourage our executives to achieve these objectives. All of our executive employees are employed at-will.

Determining Executive Compensation

The Committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. The Committee was appointed by our Board of Directors, and consists entirely of Directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Our chief executive officer makes recommendations to the Committee regarding the salaries, bonus arrangements and equity grants, if any, for key employees, including all executive officers, except him. In the case of discretionary bonuses for executive officers (none of which were made for fiscal 2013), which are based on individual performance, the chief executive officer’s evaluation of such performance is provided to and reviewed by the Committee. Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Committee to satisfy tax law requirements.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2013 based on a number of factors including:

●	The roles and responsibilities of our executives;

●	The individual experience and skills of our executives;

●	The amounts of compensation being paid to our other executives;

●	Our executives’ historical compensation at our company; and

●	Our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry.   In January 2011, Hay Group conducted an analysis on the fiscal 2010 executive compensation relative to the peer group consisting of Chromcraft Revington, Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Haverty Furniture, Hooker Furniture, La-Z-Boy and Stanley Furniture.  The analysis found that, in general, our base salaries and cash compensation (i.e., salaries and annual bonus) were below the 10th percentile, while total direct compensation (i.e., salaries and annual bonus and equity incentives combined) was below the 10th percentile.  In January 2013, Hay Group updated its analysis on the fiscal 2012 executive compensation relative to positions of similar content and responsibilities in its 2012 Retail Executive Total Remuneration Survey consisting of 128 companies.  The analysis found that, in aggregate, our base salaries, cash compensation (i.e., salaries and annual bonus) and total direct compensation (i.e., salaries and annual bonus and equity incentives combined) approximated the 10th percentile of the retail market, while base salary, cash compensation and total direct compensation for our President and CEO were below the 10th percentile for the retail market.

In October 2013, the Committee reviewed and updated the peer group to remove one company that had filed for bankruptcy and one that de-listed in 2013 and add four similarly sized companies in retail and various housing related industries. Going forward, the peer group consists of American Woodmark, Culp, The Dixie Group, Ethan Allen Interiors, Flexsteel Industries, Haverty Furniture, Hooker Furniture, Kirkland’s, La-Z-Boy and Stanley Furniture.

At the 2013 Annual Meeting of Stockholders, our stockholders approved the advisory resolution approving the compensation paid to the Company’s named executive officers. The stockholders also voted in favor of holding an advisory vote on executive compensation every year, as recommended by the Board of Directors. The outcome of the advisory vote on executive compensation at the 2013 Annual Meeting did not affect the Company’s executive compensation decisions and policies.

Elements of our Executive Compensation Program

Our executive compensation primarily consists of base salary, the potential for cash bonuses, equity-based incentives and benefit programs. We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and at a sufficient level to attract and retain top talent. In fiscal 2011, base salaries for executive officers were increased by 3 to 5% out of concern that it may become difficult to retain executives if salary levels were non-competitive. Base salaries for fiscal 2012 were unchanged for three of our named executives, including our chief executive officer, were increased by 3% to 7% in fiscal 2013 (except for one named executive whose base salary was increased by 16% based on a promotion), and are thus far unchanged for fiscal 2014.

Discretionary Bonuses

Historically, cash bonuses for executives have been primarily earned through performance-based incentive bonus awards and, to a lesser extent, discretionary bonus awards. In fiscal 2011, all bonus awards to named executives were performance based. In fiscal 2012, two of our named executives (not including our chief executive officer) received bonuses of 5% and 19% of base salary. No discretionary bonuses were paid to named executives for fiscal 2013.

Performance-based Bonus Awards

The primary objectives of our performance-based bonus awards are to provide incentive for superior work, to motivate our executives toward higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. Annual incentives are established for each executive based on our attainment of performance targets set by the Committee. For fiscal 2013 and fiscal 2014, a single performance target, company operating income, was selected for the named executives and other executives. Having a single performance measure is intended to align our executives’ focus on the Company’s overall improved profitability and sales growth. The performance levels required to earn the target level of bonus are based on the internal financial goals set in connection with our Board of Directors’ consideration and approval of our annual operating plan. Consistent with our emphasis on tying compensation to performance, maximum bonus opportunities for executives are set at a significant percentage of base salary, between 58% and 110% in fiscal 2013, with the maximum performance target set at levels that we believe will make it difficult for the executive to earn bonuses at the maximum levels. The performance-based bonus program, since fiscal 2012, has provided that no bonus would be earned unless and until performance met the threshold performance target.

Equity Incentive Compensation

We periodically grant equity incentive awards in the form of stock options and restricted stock to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. Early in fiscal 2014, each of our Named Executive Officers received an award of performance shares to be issued in one year if a performance measure of company operating cash flow is met for fiscal 2014. If the operating cash flow measure is met, then restricted shares will be issued that will vest two years thereafter. If the measure is not met, the shares will not be issued. The operating cash flow measure is intended to focus attention on the Company’s goal to generate sufficient cash from operations to fund the growth of the business. The vesting schedule for our fiscal 2013 restricted stock awards is ratably over five years, with one-fifth vesting on each of the first five anniversaries of the date of grant. Shares issued or to be issued for the fiscal 2013 and fiscal 2014 awards are also subject to stock ownership guidelines, as described below. No equity incentive awards were granted in fiscal 2012. For our fiscal 2011 awards, stock options vest at the rate of one-fourth of the total option shares on each of the first four anniversaries of the date of grant, and our restricted stock awards vest in full on the third anniversary of the date of grant. The vesting schedules for these awards thus provide added incentive for the executive to continue his or her employment with us. The chief executive officer recommends to the Committee the recipients and sizes of equity awards. In evaluating these recommendations, the Committee considers a number of factors including the Committee’s subjective evaluation of the executive officer’s potential contribution to the Company’s future success and the level of incentive already provided by the number and terms of the executive officer’s existing stock incentive holdings. The grant date of any such equity award is the same date the Board of Directors or the Committee approves the award. The exercise price of the stock options is the fair market value of the common stock on the date the award is approved by the Board of Directors or the Committee. Fair market value is calculated according to the closing price of our common stock on NASDAQ on that date.

We do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information.

Retirement and Deferred Compensation Plans

Our chief executive officer participates in the Company’s Supplemental Retirement Income Plan and Executive Officer Deferred Compensation Plan, which were established in 1984 for certain key executives employed at that time. The plans were intended to promote the long term service of, and to provide benefits upon the retirement, death or disability of, the participants, of whom our chief executive officer is the only remaining employee.

Change in Control Arrangements

The 1997 Employee Stock Plan under which options were awarded to executives prior to fiscal 2010 provides that the vesting of all options granted under the plan will accelerate upon a “change in control,” as defined in the plan. The award agreements for options and restricted stock granted beginning in fiscal 2010 under the 2010 Stock Incentive Plan similarly provide for accelerated vesting of such equity awards upon a “change in control,” as defined in that plan. In addition, the Company has entered into employment continuity agreements with certain executive officers, including each of the named executives. The terms of the agreements, which are described in greater detail elsewhere in this proxy statement, generally provide for certain lump sum payments and continued benefits in the event that an executive is terminated without cause or resigns with good reason within specified periods following a change in control. The Committee believes that the foregoing arrangements will help the Company retain continuity of management during the uncertain period leading up to an actual or potential change in control by giving the executives certain assurances of financial security. Such assurances should result in the executives being less distracted by personal risks and better able to devote their full time and best efforts to the performance of their duties.

Severance Arrangements

In January 2009, the Committee recommended, and the Board of Directors adopted, the Severance Program for Officers and Management Employees. This program, which is described in greater detail elsewhere in this proxy statement, is designed to provide management with some assurances of financial security during difficult economic times. The Committee believes that these assurances will result in management being less distracted by the personal risks of being laid off and more focused on carrying out their duties to the best of their ability.

Stock Ownership Guidelines

In fiscal 2013, the Committee established stock ownership guidelines for members of management who are recipients of long term incentive stock awards; i.e., restricted stock or options. Recipients should not sell common stock of the Company until the following stock ownership guidelines are met:

Management Level	Value as a Multiple of Base Annual Salary
CEO	4x
Senior Vice President	2x
Other	1x

Unvested stock options and/or restricted shares are not considered toward ownership levels. The Committee may approve exceptions or waivers from these guidelines for recipients for charitable gifts, estate planning transactions, educational expenses, purchase of a primary residence, court ordered transactions or other instances in which the required ownership would result in a severe hardship with respect to the officer.

Other Components of Executive Compensation

Most benefits offered to executive officers are similar to those offered to all employees, with certain variations to promote tax efficiency and the replacement of benefits lost due to regulatory limitations. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that its perquisites are reasonable and consistent with the overall executive compensation program. These perquisites may include such personal benefits as executive physicals and long-term disability insurance coverage.

In fiscal 2011, International Home Furnishings Center, Inc. (“IHFC”) paid our chief executive officer $500,000 for services rendered by him as shareholders’ representative in connection with the sale of all of the outstanding stock of IHFC in May 2011 (“IHFC Transaction”). Prior to the sale, we owned a 46.9% interest in IHFC. Therefore, only 46.9% of the payment, or $234,500, was deducted from the sale proceeds to the Company. We believe that this extra compensation for the chief executive officer was appropriate given that the need for these additional services was not factored into his regular fiscal 2011 compensation package and that it was appropriate that the compensation be paid by IHFC such that all of the stockholders of IHFC, each of whom benefited from the services and approved the payment, would bear their ratable share of the cost. In approving the payment on behalf of the Company, our Board of Directors and Audit Committee took into consideration the fact that Mr. Spilman was the sole representative acting on behalf of all of the shareholders, the complexity of the transaction, the extensive amount of time devoted to the transaction by Mr. Spilman over the course of several months and the favorable outcome to the Company.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

One of the tax implications that the Committee considers is the deductibility of executive compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the chief executive officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company’s policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation so long as doing so is consistent with the Committee’s objectives for executive compensation.

Compensation-Related Risk

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and bonus opportunities are reviewed annually allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk.

EXECUTIVE COMPENSATION

The following table presents information with respect to total compensation of Bassett’s Chief Executive Officer, its principal financial officer and its three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal years ended November 30, 2013, November 24, 2012 and November 26, 2011.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)	All other compensation ($)(1)(3)	Total ($)
Robert H. Spilman, Jr., Chief Executive Officer and President	2013 2012 2011	372,917 350,000 347,500	0 0 0	232,960 0 128,320	0 0 65,002	225,927 137,650 145,735	258,348 348,263(3) 311,925(3)	9,960 44,570 500,840	1,100,112 880,483 1,499,322

Jason W. Camp, Senior Vice President, Retail	2013 2012 2011	323,750 310,000 308,333	0 0 0	116,480 0 64,160	0 0 32,501	103,550 82,989 89,072	0 0 0	5,513 24,470 480	549,293 417,459 494,546

Bruce R. Cohenour, Senior Vice President, Sales & Merchandising	2013	323,750	0	116,480	0	103,550	0	6,375	550,155

John E. Bassett, III, Senior Vice President, Wood	2013 2012 2011	179,583 166,667 154,167	0 32,000 0	116,480 0 64,160	0 0 32,501	75,309 32,615 93,787	0 0 0	6,375 25,200 480	377,747 256,482 345,095

Mark S. Jordan, Senior Vice President, Upholstery	2013 2012 2011	179,583 166,667 154,167	0 0 0	116,480 0 64,160	0 0 32,501	75,309 96,615 75,495	0 0 0	6,460 24,540 480	377,832 287,822 326,803

J. Michael Daniel, Senior Vice President and Chief Financial Officer	2013 2012 2011	177,917 155,000 154,167	0 8,293 0	116,480 0 64,160	0 0 32,501	75,309 36,707 38,863	0 0 0	6,223 24,668 480	375,929 224,668 290,171

(1)

No Named Executive Officer received personal benefits in excess of $10,000 during fiscal 2013. During fiscal 2012, Mr. Spilman received $42,570, and Messrs. Camp, Bassett and Daniel received $23,220, each, in dividends on unvested restricted stock.

(2)

Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be recognized by each named executive officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal Year-End” table on page 17. The assumptions used in determining the grant date fair values of the stock and option awards are set forth in Note 15 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended November 24, 2012.

(3)

The Company has determined that the amounts previously reported for this item for fiscal 2012 and 2011 were in error. The above table lists the correct amounts for those prior years and adjusts the numbers in the “Total” column accordingly.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning individual grants of plan-based awards.

		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares	All other option awards: number of securities	Exercise of base price	Grant date value of stock and
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	of stock or units (#)	underlying options (#)	of option awards ($/sh)	option awards ($)

Robert H. Spilman, Jr.
Annual Cash Incentive	-	144,000	240,000	412,800
Restricted Stock	7/17/13				14,000			232,960

Jason Camp
Annual Cash Incentive	-	66,000	110,000	189,200
Restricted Stock	7/17/13				7,000			116,480

Bruce R. Cohenour
Annual Cash Incentive	-	66,000	110,000	189,200
Restricted Stock	7/17/13				7,000			116,480

John E. Bassett III
Annual Cash Incentive	-	48,000	80,000	137,600
Restricted Stock	7/17/13				7,000			116,480

Mark S. Jordan
Annual Cash Incentive	-	48,000	80,000	137,600				116,480
Restricted Stock	7/17/13				7,000

J. Michael Daniel
Annual Cash Incentive	-	48,000	80,000	137,600
Restricted Stock	7/17/13	0			7,000			116,480

Discussion for Summary Compensation Table and Grants of Plan-Based Awards Table

Salary

The base salaries for the Named Executive Officers were unchanged in fiscal 2012 and were increased by 3% to 7% in fiscal 2013 (other than one Named Executive Officer whose base salary was increased by 16% due to a promotion). Consistent with our emphasis on paying for performance and aligning our executives’ interests with those of our stockholders, our chief executive officer’s salary has increased only 12% in the aggregate from fiscal 2007 to fiscal 2013.

Performance-Based Cash Bonuses

For each of the Named Executive Officers, cash bonuses could be earned in fiscal 2013 under awards utilizing a formula and performance measure bonus threshold, target and maximum set by the Organization, Compensation and Nominating Committee. The Named Executive Officers’ cash incentive opportunities were based on company operating income. For purposes of these awards, operating income is defined in the same manner as for financial reporting purposes. 35% of the maximum bonus opportunity would be earned based on achieving the performance measure threshold. If the performance measure target was achieved, the executive would receive 58% of his maximum bonus opportunity. The bonus opportunity increased ratably from the threshold to the target and also ratably from the target to the maximum. The performance threshold was exceeded for company operating income resulting in payments of 55% of the maximum bonus opportunity for fiscal 2013.

Stock Incentive Awards

None of the Named Executive Officers received stock incentive awards in fiscal 2012, as such awards are granted only periodically. Each of the Named Executive Officers received awards of restricted stock in fiscal 2013 and awards of options and restricted stock in fiscal 2011 and 2010 under the 2010 Stock Incentive Plan (the “Stock Incentive Plan”). The options were granted at the “fair market value” of our common stock as such term is defined under the Stock Incentive Plan and vest in equal installments on each of the first four anniversaries of the date of grant. The restricted stock awards granted in fiscal 2010 and 2011 vest on the third anniversary of the date of grant, and the restricted stock awards granted in fiscal 2013 vest ratably over five years (one-fifth each year on the first five anniversaries of the date of grant). All such equity awards would also vest, if earlier, upon the occurrence of certain “change in control” events (as defined in the Stock Incentive Plan), which include generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) the occurrence of a reorganization, merger or consolidation approved by the stockholders of the Company in which the then-current stockholders cease to own at least 75% of the then outstanding shares of common stock, (v) the occurrence of a complete liquidation or dissolution of the Company approved by the stockholders of the Company and (vi) the sale or other disposition of all or substantially all of the assets of the Company approved by the stockholders of the Company.

Components of Total Compensation

In fiscal 2013, salary and performance based bonus awards for the Named Executive Officers constituted approximately 67% of their total compensation in the aggregate. Consistent with the Company’s policy that a substantial portion of each named executive’s potential cash compensation be based on performance, the performance-based bonus potential for such officers in fiscal 2013 ranged from 37% to 53% of total potential cash compensation. The payout under the annual incentive awards in fiscal 2013 was approximately 55% of the performance-based bonus potential of such awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the fiscal year-end number and terms of unexercised options and unvested restricted stock held by each of the Named Executive Officers.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)

Robert H. Spilman, Jr.	50,000 22,000 0 4,000	0 0 6,000 8,000	21.12 10.60 4.38 8.02	2/23/2014 10/16/2017 7/13/2020 7/12/2021	30,000	473,100

Jason W. Camp	150,000 12,000 4,000 4,000	0 0 4,000 4,000	16.96 10.60 4.38 8.02	7/9/2016 10/16/2017 7/13/2020 7/12/2021	15,000	236,550

Bruce R. Cohenour	0 0	8,000 4,000	8.15 8.02	3/6/2021 7/12/2021	19,000	299,630

John E. Bassett, III	12,500 12,000 4,000 2,000	0 0 4,000 4,000	21.12 10.60 4.38 8.02	2/23/2014 10/16/2017 7/13/2020 7/12/2021	15,000	236,550

Mark S. Jordan	12,500 12,000 12,000 4,000	0 0 4,000 4,000	21.12 10.60 4.38 8.02	2/23/2014 10/16/2017 7/13/2020 7/12/2021	15,000	236,550

J. Michael Daniel	7,500 0 0	0 4,000 4,000	14.73 4.38 8.02	4/18/2017 7/13/2020 7/12/2021	15,000	236,550

(1)	These options vest ratably on the first four anniversaries of the date of grant.

(2)

16,000 of Mr. Spilman’s shares of restricted stock vest on the third anniversary of the date of grant; and the remaining 14,000 shares vest ratably over five years (one-fifth on each of the first five anniversaries of the date of grant). 12,000 of Mr. Cohenour’s shares of restricted stock vest on the third anniversary of the date of grant; and the remaining 7,000 shares vest ratably over five years (one-fifth on each of the first five anniversaries of the date of grant). 8,000 of each of the other Named Executive Officers’ shares of restricted stock vest on the third anniversary of the date of grant; and the remaining 7,000 shares vest ratably over five years (one-fifth on each of the first five anniversaries of the date of grant).

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option awards that were exercised by, or stock awards that vested for, our Named Executive Officers during fiscal 2013.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)($)	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)

Robert H. Spilman, Jr.	6,000	78,687	6,000	104,520

Jason W. Camp	8,000	76,960	4,000	69,680

Bruce R. Cohenour	6,000	56,090	---	----

John E. Bassett, III	—	—	4,000	69,680

Mark S. Jordan	—	—	4,000	69,680

J. Michael Daniel	6,000	69,280	4,000	69,680

(1)

The value realized is calculated by multiplying the number of shares acquired on exercise or vesting by the market price of our common stock (less the exercise price in the case of options) on the date of acquisition.

PENSION BENEFITS

The following table sets forth information as of November 30, 2013 concerning pension benefits under the Supplemental Retirement Income Plan for Mr. Spilman, who is the only Named Executive Officer participating in a defined benefit pension plan.

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during last fiscal year ($)

Robert H. Spilman, Jr.	Supplemental Retirement Income Plan	N/A	2,070,378	0

(1)

The Company has determined that the amount ($0) previously reported as the present value of accumulated benefit under the plan was in error. The above table lists the correct amount as of November 30, 2013.

Supplemental Retirement Income Plan

The Company has a Supplemental Retirement Income Plan (the “Supplemental Plan”) that covers one current and certain former senior executives to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the participant’s final average compensation as defined in the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a defined benefit plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant’s employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, will continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior-to-retirement death, which pays the beneficiary 50% of final average annual compensation for a period of 120 months, and (b) post-retirement death, which pays the beneficiary 200% of final 12 months’ compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement, except there is a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The executive officer covered under this Supplemental Plan has waived participation in the Company’s group life insurance program.

Assuming no change in the rate of compensation for Mr. Spilman after November 30, 2013, the estimated annual benefit payable on retirement at age 65 to Mr. Spilman is $228,081. Mr. Spilman is the only Named Executive Officer participating in the Supplemental Plan.

Deferred Compensation Agreement

Mr. Spilman has entered into a Deferred Compensation Agreement with the Company pursuant to the Executive Deferred Compensation Plan. Under that agreement, Mr. Spilman deferred a portion of his compensation over the four-year period from 1985 to 1989. The following table provides details for Mr. Spilman’s deferred compensation account as of November 30, 2013.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (1)

Robert H. Spilman, Jr.	0	0	37,922	0	348,942

(1)

Upon Mr. Spilman’s retirement at age 65, he would be entitled to annual payments of $108,125 for a fifteen year period. Upon his death prior to retirement, his beneficiary would receive annual payments for a fifteen year period as specified in the agreement. Had death occurred on November 30, 2013, the beneficiary would receive $43,673 per year. In addition, Mr. Spilman would receive $8,200 per year for the remainder of his life should he become disabled prior to attaining age 60.

Equity Compensation Plan Information

The following table provides information as of November 30, 2013 with respect to shares of common stock that may be issued under existing equity compensation plans. All equity compensation plans currently in place have been approved by the stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity Compensation Plans Approved by Stockholders(1)	735,100	15.08	313,213	(2)

Equity Compensation Plans Not Approved by Stockholders(3)	N/A	N/A	N/A

Total	735,100	15.08	313,213	(2)

(1)

Includes the following plans: 1997 Employee Stock Plan (“Employee Stock Plan”), 2000 Employee Stock Purchase Plan (“2000 ESPP”), the 2005 Non-Employee Directors Stock Incentive Plan and the 2010 Stock Incentive Plan.

(2)	Includes shares available under the 2000 ESPP (68,879) and the 2010 Stock Incentive Plan (244,334).
(3)	There are no equity compensation plans in place not approved by stockholders.

Potential Payments Upon Termination of Employment

In January 2009, the Board of Directors adopted the Bassett Furniture Industries, Incorporated Severance Program for Officers and Management Employees (the “Severance Program”). All executive officers and other management employees participate in the Severance Program. Also, the Company entered into Employment Continuity Agreements with the Named Executive Officers, in January 2009 (as to four of them) and in January 2014 (as to the remaining two of them). The Severance Program and Employment Continuity Agreements are described below.

Severance Program

Under the terms of the Severance Program, in the event that the participant’s employment is terminated by the Company for reasons other than “cause” or the participant’s death or disability, the participant will be entitled to receive:

•

a monthly cash payment equal to (A) the product of (i) the participant’s base salary, (ii) a severance multiplier and (iii) the participant’s years of service (less any other cash severance or pay in lieu of notice under any other severance program, including the Employment Continuity Agreements, or applicable law) divided by (B) the number of months in the participant’s severance period;

•	if the participant is an executive officer, a lump sum cash payment equal to the participant’s average annual performance bonus for the three fiscal years preceding the date of termination;

•

if the participant is an executive officer, the prorated portion of the participant’s actual annual performance bonus for the fiscal year in which the participant’s employment is terminated, payable in cash concurrently with the payment to other participants in the Company’s annual bonus plan;

•	continued health insurance coverage for the duration of the severance period; and

•	outplacement services for the period and up to the limits specified in the program.

The term “cause” means (i) the willful and repeated failure of the executive to perform substantially his or her duties (other than failure resulting from incapacity due to physical or mental illness), (ii) conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company, or (iii) the willful engagement in gross misconduct in violation of Company policy.

A participant’s total cash severance benefits may not exceed the maximum payout specified in the program for such participant.

The following chart sets out the severance multiplier, maximum payout, severance period and outplacement period and cost limit for each category of participants:

Job classification	Multiplier	Maximum payout	Severance period	Outplacement period and cost limit

President/CEO	.25	2 times Base Salary + Average Bonus + Prorated Bonus	18 months	6 months $15,000 limit

Senior Vice President	.125	1 times Base Salary + Average Bonus + Prorated Bonus	12 months	3 months $7,500 limit

Other Executive Officers	.125	.75 times Base Salary + Average Bonus + Prorated Bonus	9 months	3 months $7,500 limit

Non-Executive Officers	.0833	.50 times Base Salary	6 months	None

Other Management Employees	.0833	.25 times Base Salary	3 months	None

A participant’s entitlement to benefits under the Severance Program ceases upon the participant’s employment by a competitor.

Employment Continuity Agreements

Under the terms of the Employment Continuity Agreements, in the event that a “change in control” has occurred and the executive’s employment is terminated by the Company before the second anniversary thereof for reasons other than “cause,” death or disability or by the participant for “good reason” within the 90 day period following the “change in control,” the participant will be entitled to receive:

•

a lump sum cash payment equal to the product of the executive’s “required base salary” and a change in control severance multiplier (which is equal to two for the President and Chief Executive Officer and one for the other executives);

•

a lump sum cash payment equal to the executive’s most recently established target annual performance bonus plus the executive’s average annual performance bonus for the three fiscal years preceding the date of termination;

•	continued health insurance coverage for the duration of the severance period (which is 18 months for the President and Chief Executive Officer and 12 months for the other executives);

•	a lump sum cash payment equal to the present value of continued life insurance and long-term disability coverage for the duration of the severance period; and

•

outplacement services (for a period of six months and three months for the President and Chief Executive Officer and the other executives, respectively, with a cost limit of $15,000 and $7,500 for the President and Chief Executive Officer and the other executives, respectively).

The term “change in control” is defined for purposes of the Employment Continuity Agreements the same as it is under the Company’s Employee Stock Plan. Under the Employee Stock Plan, a “change in control” includes generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) shareholder approval of a reorganization, merger or consolidation in which the then-current shareholders cease to own at least 75% of the then outstanding shares of common stock, (iv) shareholder approval of a complete liquidation or dissolution of the Company and (v) the sale or other disposition of all or substantially all of the assets of the Company. An executive’s “required base salary” means the higher of (i) his base salary in effect immediately prior to the change in control and (ii) his highest base salary at any point in time after the change in control. The term “good reason” means (i) a material reduction in the executive’s base salary below the required base salary, (ii) a material diminution in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or other employee if the executive reported to the Board of Directors prior to the change in control; (iv) a material diminution in the budget over which the executive retains authority; or (v) a change at the request of the employer in the executive’s principal work location of more than 50 miles; in each case provided the executive gives notice to the employer of the existence of such condition within 30 days of its initial existence and the employer has not remedied the condition within 30 days of such notice. The term “cause” has the same meaning as under the Severance Program.

The Employment Continuity Agreements may be amended or terminated by the Board of Directors at any time, provided that the agreements cannot be terminated or amended after the occurrence of a change in control, and provided further that the agreements cannot be terminated or amended in a manner that would adversely affect the rights of participants after the Board of Directors has knowledge of a potential change in control unless and until the Board of Directors has determined that such potential change in control will not be consummated and the Board of Directors does not have knowledge of any other potential change in control.

General

Each of the Severance Program and the Employment Continuity Agreements provides for severance benefits to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary. In addition, severance benefits are subject to reduction to avoid any excise tax on excess “parachute payments” under Section 280G of the Internal Revenue Code. All employees who accept benefits under the Severance Program or the Employment Continuity Agreements will be required to sign a release of claims and will be subject to certain covenants, including a one-year non-solicitation agreement.

Potential Payments Table

The table below shows the estimated amount of payments and benefits that the Company would provide to the Named Executive Officers under the Severance Program assuming that their employment was terminated as of November 30, 2013 for reasons other than cause, death or disability. The table also shows the estimated amount of payments and benefits that the Company would provide those Named Executive Officers who have entered into Employment Continuity Agreements assuming that their employment was terminated as of November 30, 2013 by the Company without cause or by the executives with good reason, in each case within the period specified in the agreements following a change in control.

	Salary continuation ($)	Lump sum cash payment ($)	Continuation of health insurance coverage ($)	Outplacement services cost limit ($)	Accelerated vesting of stock options ($)(1)	Accelerated vesting of restricted stock ($)(1)	Total benefits ($)

Robert H. Spilman, Jr.
Termination without cause	750,000	332,889	13,663	15,000	0	0	1,111,552
Termination following a change in control	0	1,102,920	13,663	15,000	130,340	473,100	1,735,023	(2)

Jason W. Camp
Termination without cause	284,375	168,404	9,108	7,500	0	0	469,387
Termination following a change in control	0	503,300	9,108	7,500	76,560	236,550	833,018

Bruce R. Cohenour
Termination without cause	81,250	178,199	9,108	7,500	0	0	276,057
Termination following a change in control	0	513,095	9,108	7,500	137,520	299,630	966,853

John E. Bassett III
Termination without cause	180,000	132,443	9,108	7,500	0	0	329,051
Termination following a change in control	0	319,050	9,108	7,500	76,560	236,550	648,768

Mark S. Jordan
Termination without cause	180,000	147,679	9,108	7,500	0	0	344,287
Termination following a change in control	0	334,286	9,108	7,500	76,560	236,550	664,004

J. Michael Daniel
Termination without cause	135,000	103,832	9,108	7,500	0	0	255,440
Termination following a change in control	0	290,439	9,108	7,500	76,560	236,550	620,157

(1)

Pursuant to the terms of the Company’s stock incentive plans and the applicable award agreements, upon the occurrence of a “change in control,” as defined in the plans, the vesting of all options granted under the plans will accelerate and all restrictions imposed on shares of restricted stock will lapse.

(2)

In addition to the amounts shown in the table, Mr. Spilman’s retirement benefit under the Supplemental Retirement Income Plan would be accelerated upon a termination following a change in control, resulting in the payment of an estimated annual benefit of $228,081 commencing upon such termination.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 29, 2014. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of Ernst & Young LLP is considered well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Other Fees

Audit Fees. The aggregate fees billed by Ernst & Young LLP for audit services (audit of the Company’s annual financial statements, audit of internal control over the Company’s financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, and assistance with and review of SEC filings) for fiscal year 2013 and fiscal year 2012 were $500,000 and $500,000, respectively.

Audit-Related Fees. There were no fees billed by Ernst & Young LLP in fiscal year 2013 and fiscal year 2012 for audit-related services not otherwise reported in the preceding paragraph.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in fiscal year 2013 and fiscal year 2012 for tax-related services were $223,070 and $244,736, respectively. Tax compliance services accounted for $154,618 of the fees billed in fiscal year 2013 and for $144,859 of the fees billed in fiscal year 2012.

All Other Fees. For fiscal year 2013 and fiscal year 2012, the Company paid an additional $1,500 each year to Ernst & Young LLP for a subscription to its online accounting research tool. None of the services provided by Ernst & Young LLP consisted of financial information systems design or implementation services.

The Audit Committee considered whether, and determined that, the auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence. In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and non-audit services when the Audit Committee is not in session. Any decisions by the chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services described above were pre-approved by the full Audit Committee.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 29, 2014, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(SAY-ON-PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve the following advisory resolution at the Annual Meeting of Stockholders:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The primary goal of our executive compensation program is the same as our goal for operating the Company – to maximize corporate performance and thereby create value for our stockholders. To achieve this goal we have designed an executive compensation program based on the following principles:

●	Paying for performance – A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.

●

Alignment with the interests of stockholders – Equity awards align our executives’ financial interests with those of our stockholders by providing value to our executives if the market price of our stock increases.

●	Attracting and retaining top talent – The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

We believe the design and operation of our compensation program effectively incorporates these principles, as illustrated by the following:

●

In recognition of the depressed economic conditions of the industry and to keep fixed costs under control, the base salaries of our executives have changed only modestly in the last seven years. For example, our chief executive officer’s salary has increased by 12% in the aggregate from fiscal 2007 to fiscal 2013.

●

After three consecutive years (fiscal 2007 through fiscal 2009) in which no performance-based bonuses were earned, our executives earned (i) a modest level of bonus in fiscal 2010 (11% of salary in the case of our chief executive officer) as the Company’s net loss was substantially reduced and (ii) more significant levels of bonus in fiscal 2011, fiscal 2012 and fiscal 2013 (42%, 39% and 61% of salary, respectively, in the case of our chief executive officer) as the Company has consistently achieved positive net income in each year.

For a detailed description of our executive compensation policies and programs and how they are designed to motivate superior performance, we urge stockholders to read the Compensation Discussion and Analysis in this proxy statement beginning on page 10. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the Organization, Compensation and Nominating Committee value the opinions expressed by our stockholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Recommendation

Our Board of Directors recommends a vote FOR the above advisory resolution approving the compensation paid to our named executive officers, as disclosed in this proxy statement, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

Any proposal that a stockholder intends to present for action at the 2015 Annual Meeting of Shareholders (“2015 Annual Meeting”) must be received by the Company not later than October 13, 2014 in order for the proposal to be included in the proxy statement and form of proxy for the 2015 Annual Meeting. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such proposals should be sent to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

Other Stockholder Proposals and Nominations

The Company’s Bylaws prescribe the procedures that a stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a stockholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

A stockholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than December 12, 2014, for nominations to be made at the 2015 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A stockholder who desires to bring any other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than October 3, 2014 for business to be acted upon at the 2015 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2015 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, including with respect to proposals received by the Company after October 3, 2014.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAY R. HERVEY, SECRETARY, BASSETT FURNITURE INDUSTRIES, INCORPORATED, POST OFFICE BOX 626, BASSETT, VIRGINIA 24055.

ANNUAL MEETING OF STOCKHOLDERS OF

BASSETT FURNITURE INDUSTRIES, INCORPORATED

March 12, 2014

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT (See instructions below)**

- ○ Peter W. Brown, M.D.
- ○ Kristina Cashman
- ○ Paul Fulton
- ○ Howard H. Haworth
- ○ George W. Henderson, III
- ○ J. Walter McDowell
- ○ Dale C. Pond
- ○ Robert H. Spilman, Jr.
- ○ William C. Wampler, Jr.
- ○ William C. Warden, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on any account may not be submitted via this method. ☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY will be voted as specified herein and unless otherwise directed, will be voted FOR the election of all nominees as Directors, FOR ratification of the selection of the independent registered public accounting firm, and FOR the advisory vote regarding the approval of compensation paid to certain executive officers.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the accompanying Proxy Statement attached thereto.

Please mark, sign, date and return the proxy card using the enclosed envelope.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.